Watch Party


Watch
Party
Connecting People Through Television

Invest

$100.58 minimum investment

Deadline July 31, 2020
in 3 months

Unit Price
$2.14

Total Raised
$0

Valuation
$856,000

4(a)(6) offering provided by Netcapital Funding Portal, Inc. Security transfer functionality provided by Netcapital Systems LLC.

> "Almost 2 in 3 adults feel frustrated either sometimes (54.1%) or always (11.8%) when trying to find something to watch on TV."
>
> *- Digitalsmiths*

PROBLEM

What show should you watch now? You just finished Game of Thrones and now you feel a bit lost. You certainly don't want to waste valuable viewing time on poor quality content.

It's just not that easy to find the next great show. Sure, Netflix is happy to recommend their shows and Amazon will offer ideas from their own catalogue, but why limit yourself?

You are definitely missing out on fantastic shows on other platforms. After all, Hulu will never suggest that you watch Tiger King and Netflix has no idea that you just binge watched Modern Family.

Until now, there was no easy way to access great, custom show recommendations across all channels and viewing services.

Problem



SOLUTION

Watch Party brings your friends and favorite shows together all in one place. Our application makes it easy to find new shows, see what your friends are watching, and recommend great shows to each other.

Our platform delivers targeted show recommendations based on the TV viewing tastes of your friends and family. It's not a single streaming platform's media catalog, but a cross-platform TV guide, crowdsourced from your friends and family!

Popcorn



Benefits

- Receive show recommendations from people you know and trust.
- Be the first to recommend great shows to your friends.
- See what your friends are watching. You might find something you like!
- Connect with new friends who share your excellent taste in shows.
- Talk about your favorite shows with your friends, while avoiding spoilers.
- Find new shows to watch.

> "Almost half of all respondents are looking for an improved guide to help them find content across all available TV sources."
>
> *- TiVo*

Solution



How Watch Party Works

The Watch Party app makes it easy for friends to connect and share their passion for TV.

Here's how it works:

- Watch Party collects a list of shows you watch, either from you directly or from shows you like on Facebook.
- Add friends to instantly see what they watch.
- Shows are linked to friends, making it easy to see which of your friends watch a show and which don't.
- Seamlessly recommend shows to your friends who haven't watched them yet.
- Generate an entire catalogue of show recommendations driven by your social graph.
- Rank friends based on your assessments of their recommendations.
- See the shows recommended by your most trusted friends first.
- Users can form chat groups and direct messages around particular shows and episodes.

Prototype


Watch
Party
Tiger King

Prototype


Jane Doe
Watching Tiger King.
This show is wild!
Status
Jane Watches
Tiger King
Jane's Friends
Tommy Jones
Jason Smith
Bill Walker

Screenshots of our Watch Party Prototype

MARKET OPPORTUNITY

People love to watch TV. It's a fun, easy way to unwind and escape the daily grind. In fact, according to Nielsen, they love it so much that the average adult spends more than 37 hours a week parked in front of their television set.

There are also a lot of people watching television at any given time. Statista estimates that there are more than 120 million TV viewing households in the U.S alone. Meanwhile, 84% of smartphone owners are playing with their phone while they watch, per the Nielsen Total Audience Report. With 3.5 billion smartphone owners worldwide and so much overlap between smartphone and TV users, the opportunity set for the Watch Party app is large.

Audience



WHO IS WATCHING LIVE TV?
91%
OF PEOPLE 50-64
88%
OF PEOPLE 35-49
81%
OF PEOPLE UNDER 35

Source: koeppeldirect.com

Television lovers are also frustrated. Digitalsmiths found that "Almost 2 in 3 adults feel frustrated either sometimes (54.1%) or always (11.8%) when trying to find something to watch on TV." And according to a survey conducted by TiVo, "Almost half of all respondents are looking for an improved guide to help them find content across all available TV sources." Watch Party's crowd-sourced, customized, cross-platform viewing recommendations present an easy way to ease these common frustrations.

Statistics



DID YOU KNOW?
189
AVERAGE US HOMES HAVE ABOUT 189 CHANNELS, BUT THEY ONLY WATCH 17
99%
OF US HOUSEHOLDS HAVE AT LEAST 1 TV
65%
OF US HOUSEHOLDS HAVE 3+ TELEVISIONS
67%
OF AMERICANS WATCH TV WHILE EATING DINNER

Source: koeppeldirect.com

BUSINESS MODEL

We plan to generate revenue from:

- Advertising
- Monetizing user data

By tracking various metrics such as what shows users are watching, recommending, and discussing, we plan to promote new shows to users who meet specific demographics. We plan to package this as an advertising service for networks and studios. We also plan to offer a subscription service to networks looking for social data on our users.

TEAM





Chelinde Edouard

CEO

Chelinde (Che) Edouard is the CEO of Watch Party. Che brings his experience in data as a Senior Business Intelligence Analyst for HarbourVest Partners and will be graduating in May 2020 with his Master of Science in Business Analytics from Babson's F.W. Olin Graduate School of Business. Mr. Edouard has worked in the financial Industry since graduating from Boston University's Questrom School of Business. He previously worked at State Street as a Business Analyst in the Corporate Finance Data Analytics & Reporting team.

Rob Maiello

CFO

Rob graduated from the University of Miami in 2014. He is currently employed at Lord, Abbett & Co. LLC. Currently, he is involved in the Client Lifecycle Management team where he internalizes and helps visualize data in an interactive way for the sales and leadership teams as well as helping the process of client account onboarding. He also passed the first level of the Chartered Financial Analyst (CFA) Program.



Ben Aronberg

Lead Developer

Ben Aronberg is a software developer at Watch Party. He primarily spends his time prototyping the mobile app, as well as contributing to design and UX discussions. Ben graduated from the University of Miami with a B.S. in Computer Science, and brings several years of software consulting and implementation experience from his time at Alight Solutions. His love of problem solving and binge watching TV are what drives his passion for bringing Watch Party to fellow bingers everywhere.



Aimee Carvalho

Lead Designer

Aimee Carvalho is Watch Party's resident Designer. Her background lies in UI/UX Design, Data Visualization, BI Reporting and Dashboard Design. She earned her Bachelor's Degree in Business Management with a concentration in Information Systems from Boston University in 2013. Since graduating, she has primarily worked within the realm of consulting, across a variety of industries including advertising, healthcare, insurance, energy supply, shipping and transportation, higher education, and IT security.

USE OF PROCEEDS

If the offering's maximum amount of $107,000 is raised:

Use	Value	% of Proceeds
App Development	$101,757	95.1%
Intermediary fees	$5,243	4.9%

TERMS

This is an offering of Common Units, under registration exemption 4(a)(6), in Watch Party LLC. This offering must raise at least $10,000 by July 31, 2020 at 11:00am ET. If this offering doesn't reach its *target*, then your money will be refunded. Watch Party may issue additional securities to raise up to $107,000, the offering's *maximum*.

$0 raised

$10,000 minimum

If the offering is successful at raising the maximum amount, then the company's implied valuation after the offering (sometimes called its *post-money valuation*) will be:

450,000 units
× $2.14 per unit

$963,000 implied valuation

FINANCIALS

Income statement

Balance sheet

Cash flow statement

Change in equity statement

Executive certification

SEC FILINGS

The Offering Statement is a formal description of the company and this transaction. It's filed with the SEC to comply with the requirements of exemption 4(a)(6) of the Securities Act of 1933.

Latest offering statement

UPDATES

May 1, 2020 • Primary offering of 50,000 shares at $2.14

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UNDERSTAND THE RISKS

Be sure to understand the risks of this type of investment. No regulatory body (not the SEC, not any state regulator) has passed upon the merits of or given its approval to the securities, the terms of the offering, or the accuracy or completeness of any offering materials or information posted herein. That's typical for Regulation CF offerings like this one.

Neither Netcapital nor any of its directors, officers, employees, representatives, affiliates, or agents shall have any liability whatsoever arising from any error or incompleteness of fact or opinion in, or lack of care in the preparation or publication of, the materials and communication herein or the terms or valuation of any securities offering.

The information contained herein includes forward-looking statements. These statements relate to future events or to future financial performance, and involve known and unknown risks, uncertainties, and other factors, that may cause actual results to be materially different from any future results, levels of activity, performance, or achievements expressed or implied by these forward-looking statements. You should not place undue reliance on forward-looking statements since they involve known and unknown risks, uncertainties, and other factors, which are, in some cases, beyond the company's control and which could, and likely will, materially affect actual results, levels of activity, performance, or achievements. Any forward-looking statement reflects the current views with respect to future events and is subject to these and other risks, uncertainties, and assumptions relating to operations, results of operations, growth strategy, and liquidity. No obligation exists to publicly update or revise these forward-looking statements for any reason, or to update the reasons actual results could differ materially from those anticipated in these forward-looking statements, even if new information becomes available in the future.

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